Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement

No. 333-214056

March 13, 2019

United Parcel Service, Inc.

FINAL TERM SHEET

Security Offered:	3.400% Senior Notes due 2029 (the “2029 Notes”)

Issuer:	United Parcel Service, Inc. (the “Company”)

Expected Ratings (Moody’s / S&P):*	A1/A+

Principal Amount:	$750,000,000

Trade Date:	March 13, 2019

Settlement Date:	March 15, 2019 (T+2)

Maturity:	March 15, 2029

Price to Public:	99.882%

Benchmark Security:	2.625% due February 15, 2029

Benchmark Security Price and Yield:	100-03; 2.614%

Spread to Benchmark Security:	+80 basis points

Yield to Maturity:	3.414%

Coupon (Interest Rate):	3.400%

Record Dates:	March 1 and September 1 of each year, commencing on September 1, 2019

Interest Payment Dates:	March 15 and September 15 of each year, commencing September 15, 2019

Minimum Denominations:	The 2029 Notes will be issued in denominations of $2,000 and in integral multiples of $1,000.

Optional Redemption:

The 2029 Notes will be redeemable at the Company’s option at any time prior to December 15, 2028 (three months prior to their maturity), as a whole or in part, at the greater of (i) 100% of the principal amount of such 2029 Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest on the 2029 Notes to be redeemed that would be due from the redemption date to December 15, 2028 (three months prior to their maturity), discounted to the redemption date on a semi-annual basis at the discount rate of the Treasury Rate plus 15 basis points, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The 2029 Notes will be redeemable at the Company’s option at any time on or after December 15, 2028 (three months prior to their maturity), at a redemption price equal to 100% of the principal amount of such 2029 Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

CUSIP:	911312 BR6

ISIN:	US911312BR66

Form:	DTC, Book-Entry

Law:	New York

Joint Book-Running Managers:

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Morgan Stanley & Co. LLC

SG Americas Securities, LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

UBS Securities LLC

Wells Fargo Securities, LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

CastleOak Securities, L.P.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Standard Chartered Bank

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Concurrent Offering:	Concurrent with the offering of the 2029 Notes, the Company is offering its 4.250% Senior Notes due 2049.

To the extent any Underwriter that is not a U.S. registered broker-dealer intends to effect sales of 2029 Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. The Company files annual, quarterly, and current reports, proxy statements and other information with the SEC. Before you invest, you should read the preliminary prospectus supplement for this offering, the Company’s prospectus in that registration statement and any other documents the Company has filed with the SEC for more complete information about the Company and this offering. We urge you to read these documents and any other relevant documents when they become available because they contain and will contain important information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Alternatively, the Company, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas Securities Corp. 1-800-854-5674; Goldman Sachs & Co. LLC toll-free at 1-866-471-2526; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or SG Americas Securities, LLC toll-free at 1-855-881-2108.

This pricing term sheet supplements the preliminary prospectus supplement issued by United Parcel Service, Inc. on March 13, 2019 relating to its prospectus dated October 11, 2016 (such prospectus, as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Registration Statement

No. 333-214056

March 13, 2019

United Parcel Service, Inc.

FINAL TERM SHEET

Security Offered:	4.250% Senior Notes due 2049 (the “2049 Notes”)

Issuer:	United Parcel Service, Inc. (the “Company”)

Expected Ratings (Moody’s /S&P):*	A1/A+

Principal Amount:	$750,000,000

Trade Date:	March 13, 2019

Settlement Date:	March 15, 2019 (T+2)

Maturity:	March 15, 2049

Price to Public:	99.933%

Benchmark Security:	3.375% due November 15, 2048

Benchmark Security Price and Yield:	107-08; 3.004%

Spread to Benchmark Security:	+125 basis points

Yield to Maturity:	4.254%

Coupon (Interest Rate):	4.250%

Record Dates:	March 1 and September 1 of each year, commencing on September 1, 2019

Interest Payment Dates:	March 15 and September 15 of each year, commencing September 15, 2019

Minimum Denominations:	The 2049 Notes will be issued in denominations of $2,000 and in integral multiples of $1,000.

Optional Redemption:

The 2049 Notes will be redeemable at the Company’s option at any time prior to September 15, 2048 (six months prior to their maturity),

as a whole or in part, at the greater of (i) 100% of the principal amount of such 2049 Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest on the 2049

Notes to be redeemed that would be due from the redemption date to

September 15, 2048 (six months prior to their maturity), discounted to the redemption date on a semi-annual basis at the discount rate of the

Treasury Rate plus 20 basis points, plus accrued and unpaid interest,

if any, to, but excluding, the redemption date.

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The 2049 Notes will be redeemable at the Company’s option at any time on or after September 15, 2048 (six months prior to their maturity), at a redemption price equal to 100% of the principal amount of such 2049 Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

CUSIP:	911312 BQ8

ISIN:	US911312BQ83

Form:	DTC, Book-Entry

Law:	New York

Joint Book-Running Managers:

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Morgan Stanley & Co. LLC

SG Americas Securities, LLC

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

UBS Securities LLC

Wells Fargo Securities, LLC

Co-Managers:

BNY Mellon Capital Markets, LLC

CastleOak Securities, L.P.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Standard Chartered Bank

The Williams Capital Group, L.P.

U.S. Bancorp Investments, Inc.

Concurrent Offering:	Concurrent with the offering of the 2049 Notes, the Company is offering its 3.400% Senior Notes due 2029.

To the extent any Underwriter that is not a U.S. registered broker-dealer intends to effect sales of 2049 Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. The Company files annual, quarterly, and current reports, proxy statements and other information with the SEC. Before you invest, you should read the preliminary prospectus supplement for this offering, the

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Company’s prospectus in that registration statement and any other documents the Company has filed with the SEC for more complete information about the Company and this offering. We urge you to read these documents and any other relevant documents when they become available because they contain and will contain important information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.

Alternatively, the Company, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas Securities Corp. 1-800-854-5674; Goldman Sachs & Co. LLC toll-free at 1-866-471-2526; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or SG Americas Securities, LLC toll-free at 1-855-881-2108.

This pricing term sheet supplements the preliminary prospectus supplement issued by United Parcel Service, Inc. on March 13, 2019 relating to its prospectus dated October 11, 2016 (such prospectus, as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”). The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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